                                                                   EXHIBIT 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact:

Terry Rixford                                    Fletcher Chamberlin
Vice President, Finance and Administration       Investor Relations
Analogy, Inc.                                    Harris Massey Herinckx
(503) 626-9700                                   (503) 295-1922

ANALOGY REPORTS 36% REVENUE GROWTH AND RECORD EARNINGS IN FISCAL SECOND QUARTER

Beaverton, Oregon - October 16, 1997 -- Analogy, Inc. (NASDAQ:ANLG) today announced its financial results for the second fiscal quarter ended September 30, 1997. Revenues increased by 36% from the second quarter a year ago, and net income was the highest of any quarter in the company's history.

Total revenue for the second quarter of fiscal 1998 was $7,142,000, compared with $5,259,000 for the second quarter of fiscal 1997. Product license revenue increased 34% to $3,870,000, and service and other revenue increased 38% to $3,272,000. Net income in the second quarter of fiscal 1998 was $317,000, compared with a net loss of $932,000 in the second quarter a year ago. Net income per share for the 1998 second fiscal quarter was $0.03 based on a weighted average of 9,808,000 shares outstanding. The fiscal 1997 second quarter loss per share was $0.11, based on a weighted average of 8,356,000 shares outstanding.

"We are very pleased with the improved profitability achieved in the quarter," said Gary Arnold, chairman and president of Analogy. "This quarter's growth was fueled by continued good customer acceptance of our new SaberDesigner suite of products for the Windows NT operating system and by continued broadening of our customer base. Our net income set a record as our revenue growth in the quarter significantly increased in comparison with the relatively small increase in expenses."

Analogy, Inc. is a world leader in the development of high-performance design and analysis software and model libraries for the design of mixed-signal and mixed-technology systems. The company's products are used in the aerospace, automotive/transportation, semiconductor, telecommunications, computer peripherals, medical and industrial control industries. Analogy has offices and support staff throughout the United States, Europe and Asia and is headquartered in Beaverton, Oregon. For on-line information, visit the company's web site at: http//www.analogy.com.

(tables follow)


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

ANALOGY, INC.
Consolidated Income Statement
(000, except per share data)

                                                        QUARTER ENDED                SIX MONTHS ENDED
                                                    9/30/97        9/30/96        9/30/97        9/30/96
Product license revenue                             $ 3,870        $ 2,882        $ 7,395        $ 5,553
Service and other                                     3,272          2,377          5,733          4,422
Total revenue                                         7,142          5,259         13,128          9,975

Cost of product license revenue                         429            374            980            751
Cost of service and other revenue                       952            525          1,536          1,011
Total cost of revenue                                 1,381            899          2,516          1,762

Gross profit                                          5,761          4,360         10,612          8,213

Research and development                              1,192          1,278          2,703          2,640
Sales and marketing                                   3,267          3,015          6,416          5,752
General and administrative                              848            682          1,608          1,357

Total operating expenses                              5,307          4,975         10,727          9,749

Operating income (loss)                                 454           (615)          (115)        (1,536)

Other income (expense), net                             (31)            (1)            (6)             9

Income (loss) before income tax                         423           (616)          (121)        (1,527)

Income tax expense (benefit)                            106            316            (28)           114

Net income (loss)                                   $   317        $  (932)       $   (93)       $(1,641)

Net income (loss) per share                         $  0.03        $ (0.11)       $ (0.01)       $ (0.20)

Weighted average shares outstanding                   9,808          8,356          9,149          8,334



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

ANALOGY, INC.
Consolidated Balance Sheet
(000)

                                                    9/30/97        3/31/97

Cash and cash equivalents                          $  3,113       $  1,827
Marketable securities                                     -          1,697
Accounts receivable, net                              8,138          9,161
Prepaid expenses                                      1,060            886
Other assets                                            554            455
Total current assets                                 12,865         14,026

Furniture, fixtures and equipment, net                4,109          4,280
Library costs, net                                    3,248          2,729
Other assets, net                                       919          1,095

Total assets                                       $ 21,141       $ 22,130



Accounts payable                                        845          1,301
Current portion of capital leases                       334            566
Accrued salaries and benefits                         2,001          2,095
Accrued expenses                                          -            181
Unearned revenue                                      5,634          5,812
Total current liabilities                             8,814          9,955

Non-current portion of capital leases                   544            499
Other liabilities                                       347            359
Total long-term liabilities                             891            858

Common stock                                         17,355         17,124
Foreign currency translation                           (174)          (155)
Accumulated deficit                                  (5,745)        (5,652)

Total shareholders' equity                           11,436         11,317

Total liabilities and equity                       $ 21,141       $ 22,130


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